PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1


     WHEREAS, Wells Family of Real Estate Funds (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust desires to adopt a Plan of Distribution (the "Plan") on behalf of the Wells S&P REIT Index Variable Annuity Fund (the "Fund") and the Board of Trustees, including a majority of the Qualified Trustees (as defined below), has determined that there is a reasonable likelihood that adoption of the Plan will benefit the Fund and its shareholders;

     NOW THEREFORE, the Fund hereby adopts the Plan on the following terms and conditions:

     SECTION 1. As used in this Plan, (a) the term "interested person" shall have the meaning given it in the 1940 Act and the rules and regulations thereunder, subject to such exemption or interpretation as may be provided by the Securities and Exchange Commission or the staff thereof, and (b) the term "Qualified Trustees" shall mean the Trustees of the Trust who (i) are not "interested persons" of the Trust and (ii) have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan.

     SECTION 2. The Trust, on behalf of the Fund, may execute and deliver written agreements based substantially on the form attached hereto as Appendix A or on any other form duly approved by the Trust's Board of Trustees ("Agreements") with insurance companies, broker/dealers, banks and other financial institutions which engage in efforts to promote the sale of shares of the Fund or which provide Fund related services to their customers ("Servicing Agents"). Pursuant to such Agreements, Servicing Agents shall provide support services as set forth therein to their clients in consideration of a fee payable from the assets of the Fund, computed monthly in the manner set forth in the Fund's then current prospectus, at the annual rate of .25% of the average daily net assets of the Fund. The Trust's distributor, administrator and investment adviser, and their respective affiliates, are eligible to become Servicing Agents and to receive fees under the Plan. All expenses incurred by the Fund in connection with the Agreements and the implementation of the Plan shall be borne entirely by the Fund.

     SECTION 3. The Trust's officers shall monitor, or shall cause the Trust's administrator to monitor, the arrangements pertaining to the Trust's Agreements with Servicing Agents.

     SECTION 4. The Plan shall be effective (a) on the date upon which it is approved for by vote of a majority of the Trustees of the Trust, including a majority of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan, or (b) on the date the Fund commences operations, if such date is later.

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     SECTION 5. Unless earlier terminated, the Plan shall continue in effect for a period of one year from its effective date and shall continue thereafter for successive annual periods, provided that the Plan is reapproved at least annually by vote of a majority of the Trustees of the Trust, including a majority of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such reapproval.

     SECTION 6. So long as the Plan is in effect, the Trust shall provide, or shall cause the Trust's administrator to provide, to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

     SECTION 7. The Plan may be amended at any time by the Trustees of the Trust, provided that any material amendment of the terms of the Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 5.

     SECTION 8. The Plan may be terminated with respect to any class at any time by vote of a majority of the Qualified Trustees.

     SECTION 9. While the Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Trust shall be committed to the discretion of such Trustees who are not interested persons of the Trust.

     SECTION 10. Notwithstanding anything herein to the contrary, no Fund or class of shares shall be obligated to make any payments under the Plan that exceed the maximum amounts payable under Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc.

     SECTION 11. The Trust shall preserve copies of the Plan, each Agreement, and each written report presented to the Trust's Board of Trustees pursuant to
Section 6 hereof, for a period of not less than six years from the date of the Plan, Agreement or report, as the case may be, the first two years in an easily accessible place.

Adopted by the Board of Trustees on September 19, 2001

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